Exhibit 11(b)

  STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
  Calculation of Fully Diluted Earnings (Loss) Per Common Share

              (in thousands, except share data)

                                     Three Months Ended March 31,
                                           1993      1992

Income (loss) after income
  taxes and before cumulative
  effect of accounting change             $ (636)    $ 2,585
Cumulative effect of accounting
  change                                     --          700
Net income (loss)                          $(636)     $3,285

Average Number of Shares of
  Common Stock Outstanding                28,290      27,468

Average Number of Common Stock
  Equivalents:
   Effect of stock options
     outstanding after
     application of the
     treasury stock method                 1,832       3,692
                                          30,122      31,160

Fully Diluted Earnings (Loss)
  Per Common Share:
  Before cumulative effect of
    accounting change                     $(.02)        $.09
  Cumulative effect of
    accounting change                       --           .02
  Earnings (loss) per share               $(.02)        $.11